Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13D

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Date: September 27, 2018

Winder Investment Pte Ltd

/s/ /s/ William Lexmond
Name: William Lexmond
Title: Director

/s/ William Cornelius Lexmond
William Cornelius Lexmond

/s/ Sharon Yam Kwai Ying
Sharon Yam Kwai Ying